                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                              Kinder Morgan, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

        (2)  Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------

        (4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

        (5)  Total fee paid:

             -------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                           [KINDER MORGAN, INC. LOGO]


                             500 Dallas, Suite 1000
                              Houston, Texas 77002


                                  April 1, 2002


To our stockholders:

     You are cordially invited to attend the annual meeting of our stockholders to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas on May 14, 2002, at 10:00 a.m. local time. The meeting has been called by our Board of Directors.

     The accompanying proxy statement describes the matters to be presented for approval at the annual meeting. In summary, the agenda of the meeting will include the election of Class III Directors, the ratification of the selection of our auditors and the stockholder proposal relating to the adoption of an independent board nominating committee policy.

     Representation of your shares at the meeting is very important. We urge each stockholder, whether or not you plan to attend the meeting, to promptly vote by proxy. If you attend the meeting, you may, if you wish, revoke your proxy and vote in person.

     Thank you for your continued support. We look forward to seeing you on May 14.


                                       Sincerely,

                                       /s/ Richard D. Kinder

                                       Richard D. Kinder
                                       Chairman and Chief Executive Officer

                           [KINDER MORGAN, INC. LOGO]


                             500 Dallas, Suite 1000
                              Houston, Texas 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 2002

                                   ----------



To our stockholders:

     We, the Board of Directors of Kinder Morgan, Inc., give notice that the annual meeting of our stockholders will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Tuesday, May 14, 2002, beginning at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

          (1) the election of three Class III Directors to hold office for a three-year term in accordance with our Restated Articles of Incorporation and By-Laws;

          (2) the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2002;

          (3) the stockholder proposal relating to the adoption of an independent board nominating committee policy; and

          (4) any and all other business that may properly come before the annual meeting or any postponement or adjournment thereof.

     The date on which this proxy statement and the form of proxy, attached, will be first sent to our stockholders is April 1, 2002. We have set the close of business on March 15, 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is on file at our principal offices at 500 Dallas, Suite 1000, Houston, Texas 77002, and will be available for inspection by any stockholder during the meeting.

     If you cannot attend the meeting, you may vote over the telephone or the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already voted by proxy.

IF YOU PLAN TO ATTEND:

     Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

                                       By order of the Board of Directors,

                                       /s/ RICHARD D. KINDER

                                       Richard D. Kinder
                                       Chairman and Chief Executive Officer

April 1, 2002
Houston, Texas

                           [KINDER MORGAN, INC. LOGO]


                             500 Dallas, Suite 1000
                              Houston, Texas 77002


                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
ABOUT THE MEETING.................................................................................................1
         Who sent me this proxy statement?........................................................................1
         Why did I receive this proxy statement and proxy card?...................................................1
         What does it mean if I receive more than one proxy card?.................................................1
         What is the purpose of the annual meeting?...............................................................1
         Who is entitled to vote at the annual meeting?...........................................................2
         What are the voting rights of stockholders?..............................................................2
         Who can attend the annual meeting?.......................................................................2
         What constitutes a quorum?...............................................................................2
         How do I vote?...........................................................................................2
         Can I vote by telephone or electronically?...............................................................2
         Can I change my vote after I return my proxy card?.......................................................3
         What are the recommendations of our Board of Directors?..................................................3
         What vote is required to approve each item?..............................................................3
         Do I have any dissenters' rights?........................................................................3
         Where can I find the voting results of the meeting?......................................................3
         How can I find more information about Kinder Morgan?.....................................................4

COMMON STOCK OWNERSHIP............................................................................................4
         Who are the largest owners of our common stock?..........................................................4
         How much common stock do our directors and executive officers own?.......................................5
         Section 16(a) Beneficial Ownership Reporting Compliance..................................................6
         Certain Relationships and Related Transactions...........................................................6

EXECUTIVE COMPENSATION............................................................................................7
         Summary Compensation Table...............................................................................7
         Stock Option Grants in Fiscal 2001.......................................................................9
         Stock Option Exercises and Values for Fiscal 2001.......................................................10
         Executive Compensation Plans for Us and Our Subsidiaries................................................10
         Employment Agreements...................................................................................13
         How are our directors compensated?......................................................................15
         Report of our Compensation Committee....................................................................15
         Compensation Committee Interlocks and Insider Participation.............................................16
         Comparison of Five-Year Cumulative Total Return.........................................................17
         Comparison of Cumulative Total Return with Our Current Management.......................................18

                                                                                                                PAGE
                                                                                                                ----
ITEM 1  - ELECTION OF DIRECTORS..................................................................................19
ITEM 2  - PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF
          PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.................................................23
ITEM 3  - STOCKHOLDER PROPOSAL RELATING TO THE ADOPTION
          OF AN INDEPENDENT BOARD NOMINATING COMMITTEE POLICY....................................................23
OTHER MATTERS....................................................................................................25
ADDITIONAL INFORMATION...........................................................................................25

                           [KINDER MORGAN, INC. LOGO]


                             500 Dallas, Suite 1000
                              Houston, Texas 77002

                                   ----------


                                 PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2002

                                   ----------

     This proxy statement contains information related to the annual meeting of our stockholders to be held on Tuesday, May 14, 2002, beginning at 10:00 a.m. local time, at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, and at any postponements or adjournments thereof.

                                ABOUT THE MEETING

WHO SENT ME THIS PROXY STATEMENT?

     Our Board of Directors sent you this proxy statement and proxy card. We will pay for the solicitation. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, telegraph, telefax or telex, in person or otherwise. These individuals will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our shares. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained Corporate Investor Communications, Inc. to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay to third parties approximately $5,000, plus out-of-pocket expenses, for these services.

WHY DID I RECEIVE THIS PROXY STATEMENT AND PROXY CARD?

     You received this proxy statement and proxy card from us because you owned our common stock as of the close of business on March 15, 2002. We refer to this date as the record date. This proxy statement contains important information for you to consider when deciding whether to vote for the election of directors, the ratification of the selection of our independent auditors and the stockholder proposal relating to the adoption of an independent board nominating committee policy. Please read this proxy statement carefully.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, our stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of directors, the ratification of the selection of our independent auditors and the stockholder proposal relating to the adoption of an independent board nominating committee policy. In addition, our management will report on our performance during fiscal 2001 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

     All stockholders who owned our common stock at the close of business on the record date, March 15, 2002, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held at the close of business on that date at the meeting, or any postponements or adjournments of the meeting.

WHAT ARE THE VOTING RIGHTS OF STOCKHOLDERS?

     Each outstanding share of our common stock will be entitled to one vote on all matters to be considered.

WHO CAN ATTEND THE ANNUAL MEETING?

     All stockholders as of the close of business on the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Please note that if you hold your shares in street name, that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on the record date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of March 15, 2002, the record date, approximately 122,990,018 shares of our common stock were issued and outstanding.

     Your common stock will be counted as present at the meeting if you:

     o    are present at the meeting; or

     o have properly submitted a proxy card or voted over the telephone or the Internet.

    Proxies received but marked as abstentions and broker non-votes will be included in the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Street name stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Even if you plan to attend the annual meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card or vote over the telephone or the Internet in advance of the meeting.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     If you are a registered stockholder, that is, if you hold your stock in certificate form, you may vote over the telephone or the Internet by following the instructions included with your proxy card.

     If your shares are held in street name, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

     If you are a registered stockholder, the deadline for voting by telephone or electronically is 11:59 p.m. Eastern Daylight Savings Time on May 13, 2002.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you so request in person at the annual meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors' recommendation is set forth together with the description of each item in this proxy statement. In summary, our Board of Directors recommends a vote:

     o    for the election of the nominated slate of directors;

     o for the proposal to ratify and approve the selection of PricewaterhouseCoopers LLP as our independent auditors for 2002; and

     o against the stockholder proposal relating to the adoption of an independent board nominating committee policy.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote on such matters in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a "WITHHELD" vote will have the effect of a negative vote.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

DO I HAVE ANY DISSENTERS' RIGHTS?

     No. Under the laws of the State of Kansas, dissenters' rights are not available to our stockholders with respect to matters to be voted on at the annual meeting.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

     The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2002.

HOW CAN I FIND MORE INFORMATION ABOUT KINDER MORGAN?

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy any of these documents at either of the following Regional Offices of the Commission:
New York Regional Office, 233 Broadway, New York, New York 10279 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. We are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We trade under the ticker symbol "KMI". Our filings also are available to the public at the Commission's web site at http://www.sec.gov. You may also request a copy of our filings by contacting our Secretary, c/o Kinder Morgan, Inc., 500 Dallas, Suite 1000, Houston, Texas 77002.

                             COMMON STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF OUR COMMON STOCK?

     Except as set forth below, we know of no single person or group that was the beneficial owner of more than 5% of our common stock as of December 31, 2001.

                                   SHARES
                                BENEFICIALLY      PERCENTAGE
      BENEFICIAL OWNER             OWNED           OF CLASS
      ----------------          ------------      ----------
Richard D. Kinder               23,995,092(1)        19.34%

Janus Capital Corporation        8,046,400(2)         6.49%

Davis Selected Advisers, L.P.    8,037,270(3)         6.48%

----------

(1) Includes 5,100 shares held by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares. The address for Mr. Kinder is 500 Dallas, Suite 1000, Houston, Texas 77002.

(2) Information as presented in Schedule 13G filed by Janus Capital Corporation and Thomas H. Bailey on February 14, 2002. Includes 8,046,000 shares over which Janus Capital Corporation has, and Mr. Bailey may be deemed to have as the Chairman, President and Chief Executive Officer of Janus Capital Corporation, sole voting and investment power. Janus Capital Corporation's and Mr. Bailey's address is 100 Fillmore Street, Denver, Colorado 80206.

(3) Information as presented in Schedule 13G filed by Davis Selected Advisers, L.P. on February 17, 2002. Includes 8,037,270 shares over which Davis Selected Advisers, L.P. has sole voting and investment power. Davis Selected Advisers, L.P.'s address is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

     The percentage listed in column entitled "Percentage of Class" is calculated based on 124,067,642 shares of our common stock outstanding on December 31, 2001.

HOW MUCH COMMON STOCK DO OUR DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows the amount of our common stock beneficially owned by our directors, our executive officers named in the Summary Compensation Table, and our directors and our executive officers as a group. Except as otherwise indicated, all information is as of March 1, 2002. None of our officers or directors is a party to any material proceedings adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.


                                    SHARES         PERCENTAGE OF
     BENEFICIAL OWNER         BENEFICIALLY OWNED       CLASS
     ----------------         ------------------   -------------
Richard D. Kinder(1)                  23,995,092           19.42%
William V. Morgan(2)                   3,934,200            3.18%
Edward H. Austin(3)                      226,880               *
William J. Hybl(4)                        64,424               *
Charles W. Battey(5)                      70,470               *
H. A. True, III(6)                        46,500               *
Stewart A. Bliss(7)                       46,175               *
Edward Randall, III(8)                   163,000               *
Fayez Sarofim(9)                       2,257,618            1.83%
Ted A. Gardner(10)                       263,659               *
Michael C. Morgan(11)                    242,500               *
David G. Dehaemers, Jr.(12)              232,500               *
William V. Allison(13)                    20,000               *
Joseph Listengart(14)                     65,550               *
C. Park Shaper(15)                       145,500               *
All current directors and
executive officers as a
group (17 persons)(16)                31,912,850           25.62%

----------

     *    Less than 1%

----------

(1) Includes 5,100 shares held by Mr. Kinder's wife. Mr. Kinder disclaims any and all beneficial or pecuniary interest in these shares.

(2) Portcullis Partners, LP, a Texas limited partnership beneficially owned by Mr. Morgan and his wife, Sara S. Morgan, holds the shares. Mr. Morgan indirectly beneficially owns the 3,934,200 shares held by Portcullis Partners, LP and has indirect shared voting and investment power over those shares. Includes 1,000,000 shares held by Portcullis Partners, LP subject to a costless collar that expires in August 2003.

(3) Includes options to purchase 55,000 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(4) Includes options to purchase 50,500 shares currently exercisable or exercisable within 60 days of March 1, 2002. Includes 600 shares owned by Mr. Hybl's spouse. Mr. Hybl disclaims any and all beneficial or pecuniary interest in these 600 shares.

(5) Includes options to purchase 50,500 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(6) Includes options to purchase 41,500 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(7) Includes options to purchase 41,500 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(8) Includes options to purchase 53,500 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(9) Mr. Sarofim may be deemed to be the beneficial owner of 2,247,618 shares of our common stock. Of these shares, Mr. Sarofim has sole voting and investment power with respect to 1,510,000 shares which are owned of record and beneficially by him, and may be deemed to have shared voting and investment power as to 727,618 shares of our common stock. Of the securities which are not subject to sole voting and investment power, 502,576 shares are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 160,251 shares are held by Sarofim International Management Company for its own account, 26,900 shares are held in investment advisory accounts managed by Sarofim International Management Company, and 4,500 shares are held in investment advisory accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President, and, through a holding company, majority shareholder. Sarofim International Management Company and Sarofim Trust Co. are wholly-owned subsidiaries of Fayez Sarofim & Co. Additionally, 33,391 shares are held in trusts of which Mr. Sarofim is trustee, as to which he shares voting and investment power but has no beneficial interest. Includes options to purchase 10,000 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(10) Includes options to purchase 32,500 shares currently exercisable or exercisable within 60 days of March 1, 2002.

(11) Includes options to purchase 212,500 shares currently exercisable or exercisable within 60 days of March 1, 2002, and includes 17,500 restricted shares.

(12) Includes options to purchase 212,500 shares currently exercisable or exercisable within 60 days of March 1, 2002, and includes 17,500 restricted shares.

(13) Includes 17,500 restricted shares.

(14) Includes options to purchase 45,050 shares currently exercisable or exercisable within 60 days of March 1, 2002, and includes 17,500 restricted shares.

(15) Includes options to purchase 87,500 shares currently exercisable or exercisable within 60 days of March 1, 2002, and includes 17,500 restricted shares.

(16) Includes options to purchase 1,005,950 shares exercisable within 60 days of March 1, 2002, and includes 105,000 restricted shares.

     Unless otherwise indicated the directors and named executive officers have sole voting and investment power over the shares listed above, other than shared rights between the directors or named executive officers and their respective spouses.

     The percentage listed in the column entitled "Percentage of Class" is calculated based on 123,533,693 shares of our common stock outstanding on March 1, 2002 and the respective options held by each director and/or officer, as appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2001 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Kinder Morgan Management, LLC

     In May 2001, Kinder Morgan Management, LLC, one of our indirect subsidiaries, issued and sold its limited liability company shares in an underwritten initial public offering. The net proceeds from the offering were used by Kinder Morgan Management, LLC to buy i-units from Kinder Morgan Energy Partners, L.P. for $991.9 million. Upon purchase of the i-units, Kinder Morgan Management, LLC became a partner in Kinder Morgan Energy Partners, L.P. and was delegated by Kinder Morgan Energy Partners, L.P.'s general partner the responsibility to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. The i-units are a class of Kinder Morgan Energy Partners, L.P.'s limited partner interests that have been, and will be, issued only to Kinder Morgan Management, LLC. We have certain rights and obligations with respect to these securities, including an obligation to purchase the Kinder Morgan Management, LLC shares or exchange them for Kinder Morgan Energy Partners, L.P.'s common units we own or, at our election, cash.

     Retention Agreement

     Effective January 17, 2002, we entered into a retention agreement with C. Park Shaper, an officer of us, Kinder Morgan G.P., Inc. and its delegate, Kinder Morgan Management, LLC. Pursuant to the terms of the agreement, Mr. Shaper received a $5 million personal loan guaranteed by us and Kinder Morgan Energy Partners, L.P. Mr. Shaper was required to purchase our common stock and Kinder Morgan Energy Partners, L.P. common units in the open market with the loan proceeds. If he voluntarily leaves us prior to the end of five years, then he must repay the entire loan. On the fifth anniversary date of the agreement, provided Mr. Shaper has continued to be employed by us and/or the general partner of Kinder Morgan Energy Partners, L.P., then we and Kinder Morgan Energy Partners, L.P. will assume Mr. Shaper's obligations under the loan. The agreement contains provisions that address termination for cause, death, disability and change of control.

     Lines of Credit

     Kinder Morgan Energy Partners, L.P. has agreed to guarantee potential borrowings under lines of credit available from Wachovia Bank, National Association, formerly known as First Union National Bank, to Messrs. M. Morgan, Dehaemers, Allison, Listengart, Shaper and James Street. Each of these officers is primarily liable for any borrowing on his line of credit, and if Kinder Morgan Energy Partners, L.P. makes any payment with respect to an outstanding loan, the officer on behalf of whom payment is made must surrender a percentage of his options to purchase our common stock. The guaranties, on an individual basis, generally do not exceed $1.0 million dollars and the guaranties, in the aggregate, do not exceed $6.25 million. To date, Kinder Morgan Energy Partners, L.P. has made no payment with respect to these lines of credit.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our five most highly compensated executive officers who were serving in such capacities as of December 31, 2001, for each of the last three fiscal years.

     Please note that since the completion of our acquisition of Kinder Morgan (Delaware), Inc. on October 7, 1999, the date Mr. Kinder became the Chief Executive Officer and Chairman of the Board, Mr. Kinder has received an annual salary of $1. Since October 7, 1999, Mr. Kinder has received no additional compensation from any of our affiliates. The $150,003 of salary in 1999 reflected in the table represents salary Mr. Kinder received from our indirectly wholly-owned subsidiary, Kinder Morgan G.P., Inc. for his services as Chief Executive Officer and Chairman of the Board of Kinder Morgan G.P., Inc. between January 1, 1999 and October 7, 1999.

     The amounts listed in the table under the columns entitled "Salary" and "Bonus" for Messrs. M. Morgan, Dehaemers, Allison, Listengart and Shaper include compensation received for services rendered to us and our subsidiaries, including compensation received for services rendered to our indirectly wholly-owned subsidiary, Kinder Morgan G.P., Inc., and its delegate, Kinder Morgan Management, LLC.

                           SUMMARY COMPENSATION TABLE


                                                                  LONG-TERM COMPENSATION
                                                                          AWARDS
                                                                  -----------------------
                                       ANNUAL COMPENSATION        RESTRICTED   KMI SHARES
                                      ----------------------        STOCK      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY       BONUS(3)      AWARDS(4)     OPTIONS        COMPENSATION(7)
----------------------------   ----   --------      --------      ----------   ----------      ---------------
Richard D. Kinder(1)           2001   $      1      $     --      $       --           --      $            --
   Director, Chairman and      2000          1            --              --           --                   --
   CEO                         1999    150,003            --              --           --               10,553

Michael C. Morgan              2001    200,000       350,000         569,900           --                7,835
   President                   2000    200,000       300,000(5)      498,750      150,000(6)            10,836
                               1999    161,249       250,000(5)           --      250,000               10,559

David G. Dehaemers, Jr         2001    200,000       350,000         569,900           --                7,570
   Vice President,             2000    200,000       300,000(5)      498,750      150,000(6)            10,920
   Corporate Development       1999    161,249       250,000(5)           --      250,000               10,603

William V. Allison             2001    200,000       350,000         569,900           --                7,816
   President,                  2000    200,000       300,000         498,750           --               11,466
   Natural Gas Pipelines       1999    192,497       250,000              --      250,000               11,236

Joseph Listengart              2001    200,000       350,000         569,900           --                7,186
   Vice President, General     2000    181,250       225,000         498,750        6,300(8)            10,798
   Counsel and Secretary       1999    124,336       175,000              --      175,000                8,377

C. Park Shaper(2)              2001    200,000       350,000         569,900           --                7,186
   Vice President, Treasurer   2000    175,000            --         498,750      150,000(9)            10,798
   and CFO                     1999         --            --              --           --                   --

----------

(1) Effective October 1, 1999, Mr. Kinder's annual salary was reduced to $1.00. Mr. Kinder is eligible for annual bonuses, option grants and other compensation, but has elected not to participate in them.

(2) Mr. Shaper commenced employment with the general partner of Kinder Morgan Energy Partners, L.P. in January 2000.

(3)  Amounts earned in year shown and paid the following year.

(4) Represent restricted shares of stock awarded in 2002 and 2001 that relate to performance in 2001 and 2000, respectively. Value computed as the number of shares awarded (10,000) times the closing price on date of grant ($56.99 at January 16, 2002 and $49.875 at January 17, 2001). The holders of the restricted share awards are eligible to vote and to receive dividends declared on such shares. At December 31, 2001, the number and aggregate value of the restricted stock holdings of each of Messrs. M. Morgan, Dehaemers, Allison, Listengart and Shaper was 10,000 shares valued at $556,900.

(5)  Does not include for 1999, $3,753,868, or for 2000, $7,010,000 paid to
     Messrs. Dehaemers and Morgan under Kinder Morgan Energy Partners, L.P.'s Executive Compensation Plan. The payments made in 2000 were the last payments Messrs. Dehaemers and Morgan are to receive under the Executive Compensation Plan. Kinder Morgan Energy Partners, L.P. does not intend to compensate any employees providing services to Kinder Morgan Energy Partners, L.P. under the Executive Compensation Plan on a going forward basis. See "--Executive Compensation Plan."

(6) The 150,000 options to purchase shares were granted and became fully vested on April 20, 2000. The options were granted to Messrs. Dehaemers and Morgan in connection with the execution of their employment agreements. See "-- Employment Agreements."

(7) Represents contributions by us to the Retirement Savings Plan (a 401(k) plan), the imputed value of group term life insurance exceeding $50,000 and parking compensation. In 1999, such amounts were for Messrs. Kinder ($9,000/$1,013/$540), Morgan ($9,600/$239/$720), Dehaemers
     ($9,600/$283/$720), Allison ($9,600/$916/$720) and Listengart
     ($7,460/$197/$720). In 2000, such amounts were for Messrs. Morgan ($10,200/$336/$300), Dehaemers ($10,200/$420/$300), Allison
     ($10,200/$966/$300), Listengart ($10,200/$298/$300) and Shaper
     ($10,200/$298/$300). In 2001, such amounts were for Messrs. Morgan ($6,800/$336/$649), Dehaemers ($6,800/$420/$300), Allison ($6,800/$966/$0),
     Listengart ($6,800/$336/$0) and Shaper ($6,800/$336/$0). 2001 also includes
     $50, which was paid to all of our employees at December 31, 2000.

(8) The 6,300 options to purchase shares were granted in 2001, but relate to performance in 2000. The options were granted and became fully exercisable on January 17, 2001 at a grant price of $49.875 per share.

(9) The year 2000 options to purchase shares include 25,000 options that were granted in 2001, but that relate to performance in 2000. These options were granted and became fully exercisable on January 17, 2001 at a grant price of $49.875 per share. The remaining 125,000 options were granted on January 20, 2000 at a grant price of $24.75.

STOCK OPTION GRANTS IN FISCAL 2001

     The table below sets forth information with respect to stock option grants during fiscal 2001. Joseph Listengart and C. Park Shaper are our only named executive officers who received stock option grants in 2001. None of these stock options were granted with an exercise price below the fair market value of the common stock on the date of grant. The options were granted and became fully exercisable on January 17, 2001, but relate to performance in 2000. The options expire ten years from the date of grant.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                    -------------------------------------------------
                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                  % OF TOTAL                                ANNUAL RATES OF
                     NUMBER OF     OPTIONS                              STOCK PRICE APPRECIATION
                    SECURITIES    GRANTED TO    EXERCISE                   FOR OPTION TERM(1)
                    UNDERLYING    EMPLOYEES     OR BASE                 ------------------------
                      OPTIONS     IN FISCAL      PRICE     EXPIRATION
      NAME          GRANTED(#)       YEAR        ($/SH)       DATE         5%             10%
      ----          -----------   ----------    --------   ----------   --------      ----------
Joseph Listengart         6,300         0.28%   $ 49.875    1/17/2011   $197,600      $  500,756

C. Park Shaper           25,000         1.14%   $ 49.875    1/17/2011   $784,125      $1,987,125

----------

(1) The dollar amounts under these columns use the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $81.24 and $129.36, respectively. We express no opinion regarding whether this level of appreciation will be realized and expressly disclaim any representation to that effect.

STOCK OPTION EXERCISES AND VALUES FOR FISCAL 2001

     The table below sets forth information with respect to stock option exercises during fiscal 2001 by each of our named executive officers and the status of their options at December 31, 2001.

              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES


                                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                                                                        UNDERLYING UNEXERCISED            MONEY OPTIONS AT FISCAL
                                  SHARES                              OPTIONS AT FISCAL YEAR-END               YEAR-END (2)
                                ACQUIRED ON           VALUE
       NAME                     EXERCISE(#)       REALIZED($)(1)      EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
       ----                     -----------       --------------      --------------------------       ---------------------------
Richard D. Kinder                     --                    --                    --/--                            --/--

Michael C. Morgan                 62,500            $2,107,013               212,500/125,000               $5,377,250/$3,985,000

David G. Dehaemers, Jr.           62,500            $2,012,994               212,500/125,000               $5,377,250/$3,985,000

William V. Allison                75,000            $2,291,020               175,000/--                    $5,579,000/--

Joseph Listengart                 48,750            $1,416,511                45,050/87,500                $1,271,985/$2,798,500

C. Park Shaper                        --                    --                56,250/93,750                $1,112,250/$2,900,625

----------

(1) Calculated on the basis of the sale price of the underlying shares, minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying shares at year end, minus the exercise price.

EXECUTIVE COMPENSATION PLANS FOR US AND OUR SUBSIDIARIES

     As we are required to report compensation that our named executive officers receive from our subsidiaries, we are including the following descriptions of Kinder Morgan Services LLC's and Kinder Morgan G.P., Inc.'s compensation plans, through which certain of our named executive officers receive compensation which is included in the Summary Compensation Table above. As of October 7, 1999, neither of Messrs. Kinder or William V. Morgan receive any compensation from Kinder Morgan G.P., Inc. or any of our other subsidiaries.

     In the following discussion, all numbers referring to Kinder Morgan Energy Partners, L.P. common units, including options to purchase common units, have been adjusted to reflect the two-for-one common unit split effected August 31, 2001.

     Savings Plan

     Effective July 1, 1997, Kinder Morgan G.P., Inc. established the Kinder Morgan Retirement Savings Plan, a defined contribution 401(k) plan. This plan was subsequently amended and merged to form the Kinder Morgan Savings Plan. The plan now permits all of our and Kinder Morgan Services LLC's eligible employees to contribute one percent to 50 percent of eligible compensation, on a pre-tax basis, into participant accounts. In addition to a mandatory contribution equal to four percent of eligible compensation per year for each eligible plan participant, we may make discretionary contributions in years when specific performance objectives are met. Certain employees' and employer's contributions are based on collective bargaining agreements. The mandatory contributions are made each pay period on behalf of each eligible employee. Any discretionary contributions are made during the first quarter following the performance year. All contributions, including discretionary contributions, are in the form of our common stock that is immediately convertible into other available investment options at the employee's discretion. In the first quarter of 2002, members of one bargaining unit received discretionary contributions to individual accounts for 2001. All contributions, together with earnings thereon, are immediately vested and not subject to forfeiture. Participants may direct the investment of their contributions into a variety of investments. Plan assets are held and distributed pursuant to a trust agreement. Because levels of future compensation, participant contributions and investment yields cannot be reliably predicted over the span of time contemplated by a plan of this nature, it is impractical to estimate the annual benefits payable at retirement to the individuals listed in the Summary Compensation Table above.

     Executive Compensation Plan

     Pursuant to Kinder Morgan Energy Partners, L.P.'s Executive Compensation Plan, executive officers of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., are eligible for awards equal to a percentage of the "incentive compensation value, " which is defined as cash distributions to Kinder Morgan G.P., Inc. during the four calendar quarters preceding the date of redemption multiplied times eight (less a participant adjustment factor, if any). Under the plan, no eligible employee may receive a grant in excess of two percent and total awards under the plan may not exceed 10 percent. In general, participants may redeem vested awards in whole or in part from time to time by written notice. Kinder Morgan Energy Partners, L.P. has the option to pay the participant in units (provided, however, the unitholders approve the plan prior to issuing such units) or in cash. Kinder Morgan Energy Partners, L.P. may not issue more than 400,000 units in the aggregate under the plan. Units will not be issued to a participant unless such units have been listed for trading on the principal securities exchange on which the units are then listed. The plan terminates January 1, 2007 and any unredeemed awards will be automatically redeemed. The Board of Directors of Kinder Morgan G.P., Inc. may, however, terminate the plan before such date, and upon such early termination, Kinder Morgan Energy Partners, L.P. will redeem all unpaid grants of compensation at an amount equal to the highest incentive compensation value, using as the determination date any day within the previous twelve months, multiplied times 1.5. The plan was established in July 1997 and on July 1, 1997, the Board of Directors of Kinder Morgan G.P., Inc. granted awards totaling two percent of the incentive compensation value to each of David Dehaemers and Michael Morgan. Originally, 50 percent of such awards were to vest on each of January 1, 2000 and January 1, 2002. No awards were granted during 1999, 2000 or 2001.

     On January 4, 1999, the awards granted to Messrs. Dehaemers and Morgan were amended to provide for the immediate vesting and pay-out of 50 percent of their awards, or one percent of the incentive compensation value. On April 20, 2000, the awards granted to Messrs. Dehaemers and Morgan were amended to provide for the immediate vesting and pay-out of the remaining 50 percent of their awards, or one percent of the incentive compensation value. The Board of Directors of Kinder Morgan G.P., Inc. believes that accelerating the vesting and pay-out of the awards was in Kinder Morgan G.P., Inc.'s best interest because it capped the total payment the participants were entitled to receive with respect to their awards.

     The Board of Directors of Kinder Morgan G.P., Inc. does not intend to compensate any employees providing services to Kinder Morgan Energy Partners, L.P. under the Executive Compensation Plan on a going forward basis.

     Retirement Plan

     Employees of us and our direct and indirect subsidiaries, including Kinder Morgan Services LLC, are eligible to participate in a new Retirement Plan that was put into effect on January 1, 2001. Certain employees continue to accrue benefits through a career-pay formula, "grandfathered" according to age and years of service on December 31, 2000, or collective bargaining arrangements. All other employees will accrue benefits through a cash balance formula pursuant to which we make contributions on behalf of participating employees equal to three percent of eligible compensation every pay period. Employees with prior service and not grandfathered had their prior accrued benefits converted to an opening personal retirement account balance in the Retirement Plan. In addition, we may make discretionary contributions to the plan based on our performance. In the first quarter of 2002, an additional one percent discretionary contribution was made to individual accounts based on achieving 2001 financial targets to stockholders. Interest will be credited to the personal retirement accounts at the 30-year U.S. Treasury bond rate in effect each year. Employees will be fully vested in the plan after five years, and they may take a lump sum distribution upon termination of employment or retirement.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any salary projection and participation until normal retirement at age 65, with respect to the named executive officers under the provisions of the Retirement
Plan:


                                     ESTIMATED                                 ESTIMATED
                          CURRENT     CREDITED                  CURRENT         ANNUAL
                          CREDITED     YEARS                  COMPENSATION      BENEFIT
                          YEARS OF   OF SERVICE   AGE AS OF    COVERED BY    PAYABLE UPON
          NAME            SERVICE    AT AGE 65     1-01-02       PLANS       RETIREMENT(1)
-----------------------   --------   ----------   ---------   ------------   -------------
Richard D. Kinder                1          7.8        57.2   $       1.00   $           0
Michael C. Morgan                1         31.6        33.4     200,000.00          64,010
David G. Dehaemers, Jr           1         23.3        41.7     200,000.00          34,071
William V. Allison               1         10.2        54.8     200,000.00           9,829
Joseph Listengart                1         31.4        33.6     200,000.00          63,236
C. Park Shaper                   1         31.6        33.4     200,000.00          64,010

----------

(1) The estimated annual benefits payable are based on the straight life annuity form.

     Stock Option Plans

     Under our stock option plans, our employees and employees of our direct and indirect subsidiaries, including employees of Kinder Morgan Services LLC and Kinder Morgan G.P., Inc., are eligible to receive grants of options to purchase shares of our common stock. Our Board of Directors administers these option plans. The primary purpose for granting stock options under these plans to our employees and employees of our subsidiaries is to provide them with an incentive to increase the value of our common stock. A secondary purpose of the grants is to provide compensation to those employees for services rendered to our subsidiaries and us.

     Common Unit Option Plan

     Pursuant to Kinder Morgan Energy Partners, L.P.'s Common Unit Option Plan, Kinder Morgan Energy Partners, L.P.'s and its affiliates' key personnel are eligible to receive grants of options to acquire Kinder Morgan Energy Partners, L.P.'s common units. The total number of common units available under the unit option plan is 500,000. None of the options granted under this plan may be "incentive stock options" under Section 422 of the Internal Revenue Code. If an option expires without being exercised, the number of units covered by such option will be available for a future award. The exercise price for an option may not be less than the fair market value of a unit on the date of grant. Either the Board of Directors of Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., or a committee of that Board of Directors administers the unit option plan. The unit option plan terminates on March 5, 2008.

     No individual employee may be granted options for more than 20,000 common units in any year. Kinder Morgan G.P., Inc.'s Board of Directors or the committee referred to in the prior paragraph will determine the duration and vesting of the options to employees at the time of grant. As of December 31, 2001, options for 379,400 common units were granted to 106 employees of us and Kinder Morgan Services LLC. Forty percent of such options will vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The options expire seven years from the date of grant.

     The unit option plan also granted to each of Kinder Morgan G.P., Inc.'s non-employee directors as of April 1, 1998, an option to acquire 10,000 common units at an exercise price equal to the fair market value of the units on such date. In addition, each subsequent non-employee director will receive options to acquire 10,000 common units on the first day of the month following his or her election. Under this provision, as of December 31, 2001, outstanding options for 30,000 common units had been granted to Kinder Morgan G.P., Inc.'s three non-employee directors. Forty percent of such options will vest on the first anniversary of the date of grant and 20 percent on each anniversary thereafter. The non-employee director options will expire seven years from the date of grant.

     No common unit options were granted during 1999, 2000 or 2001 to any of the named executive officers. The following table sets forth certain information at December 31, 2001 with respect to common unit options previously granted to any of the named executive officers. Messrs. Allison and Listengart are the only named executive officers that have been granted common unit options. In March 1998, Mr. Listengart was granted an option to purchase 10,000 common units at an exercise price of $17.28 per common unit and Mr. Allison was granted an option to purchase 20,000 common units at an exercise price of $16.56. No common unit options were granted at an option price below fair market value on the date of grant.

                 AGGREGATED COMMON UNIT OPTION EXERCISES IN 2001
                   AND 2001 YEAR-END COMMON UNIT OPTION VALUES

                                                      NUMBER OF UNITS              VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                 OPTIONS AT 2001 YEAR END(1)       AT 2001 YEAR-END(2)
                                                 ---------------------------   ---------------------------
                     UNITS ACQUIRED    VALUE
       NAME           ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          --------------   --------   -----------   -------------   -----------   -------------
William V. Allison               --         --        16,000           4,000   $   340,120   $      85,030

Joseph Listengart                --         --         8,000           2,000   $   164,310   $      41,078

----------

(1)  Reflects 2-for-1 common unit split effected August 31, 2001.

(2) Calculated on the basis of the fair market value of the underlying common units at year end, minus the exercise price.

EMPLOYMENT AGREEMENTS

     Richard D. Kinder

     On October 7, 1999, we entered into an employment agreement with Mr. Kinder pursuant to which he agreed to serve as our Chairman and Chief Executive Officer. His employment agreement is for a term of three years and will be extended on each anniversary of the October 7th merger date for an additional one year period.

     Mr. Kinder, at his initiative, accepted an annual salary of $1 per year to demonstrate his belief in the long term viability of the combined company. Mr. Kinder is eligible for employee benefits for which other employees are eligible.

     We may terminate Mr. Kinder's employment at any time "without cause" whereby we would be required to provide Mr. Kinder with the following severance benefits:

     o a lump sum cash payment in an amount equal to three times the aggregate of (x) the greater of Mr. Kinder's current base salary or $750,000 and (y) the greater of (1) the amount of any cash incentive bonus to be paid to Mr. Kinder pursuant to any applicable plan based on the maximum of the current year's target or (2) Mr. Kinder's aggregate cash bonus paid with regard to our prior fiscal year;

     o continuation of medical, dental, life insurance and accidental death and dismemberment coverages which we provide to our active employees for up to 36 months; and

     o stock options, restricted stock and other stock awards granted to Mr. Kinder under all of our stock plans, and our subsidiaries' stock plans will vest and become immediately exercisable and all restrictions thereon will be removed. Mr. Kinder has no such stock options, restricted stock or other stock awards.

     If we terminate Mr. Kinder "with cause," Mr. Kinder will receive his salary for the period to the date of his termination, but we will not be obligated to pay any salary or other compensation for any period of time after termination and Mr. Kinder will not be entitled to receive severance pay. For purposes of the employment agreement, "cause" means the occurrence of any of the following events:

     o a grand jury indictment or prosecutorial information charging Mr. Kinder with illegal or fraudulent acts, criminal conduct or willful misconduct whether or not relating to our activities;

     o a grand jury indictment or prosecutorial information charging Mr. Kinder with any criminal acts involving moral turpitude whether or not it has a material adverse effect upon us;

     o grossly negligent failure by Mr. Kinder to perform his duties in a manner which he knows, or has reason to know, to be in our best interests;

     o bad faith refusal by Mr. Kinder to carry out reasonable instructions of our Board of Directors not inconsistent with the provisions of the employment agreement; or

     o material violation by Mr. Kinder of any of the terms of the employment agreement.

     If Mr. Kinder dies during the term of the employment agreement, we will pay Mr. Kinder's estate an amount equal to the greater of his annual salary or $750,000 as severance pay.

     We may terminate Mr. Kinder if he becomes totally and permanently disabled so as to preclude him from performing his duties. If so terminated, Mr. Kinder will be entitled to receive:

     o the amount of any insurance proceeds payable to him under disability insurance policies, if any, then maintained for his benefit; and

     o the greater of his salary or an annual amount of $750,000 through the effective date of termination of employment.

     Mr. Kinder has the right to terminate his employment at any time by providing us at least 30-days prior written notice of termination. Following such termination, Mr. Kinder will receive his salary for the period through the date of termination. Mr. Kinder will also have the right to terminate the employment agreement and to receive severance benefits if he is subject to a change in duties.

     Mr. Kinder has agreed that, with limited exceptions, while he remains employed by us and for a period of 12 months following the termination of his employment with cause or his voluntary termination of employment, he will not, directly or indirectly, own, manage, operate, join, contract or participate in the ownership, management or control of or be employed by or be connected in any manner with any business which is or may be competitive in any manner with us.

     Michael C. Morgan and David G. Dehaemers, Jr.

     In April 2000, each of Messrs. M. Morgan and Dehaemers entered into four-year employment agreements with us and Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Under the employment agreements, each of Messrs. Morgan and Dehaemers receives an annual base salary of $200,000 and bonuses at the discretion of the compensation committee of our Board of Directors and the Board of Directors of Kinder Morgan Management, LLC. In connection with the execution of the employment agreements, Messrs. Morgan and Dehaemers no longer participate under our Executive Compensation Plan. In addition, each are prevented from competing with Kinder Morgan Energy Partners, L.P. and us for a period of four years from the date of the agreements, provided Mr. Richard D. Kinder or Mr. William V. Morgan continues to serve as chief executive officer of us or our successor.

HOW ARE OUR DIRECTORS COMPENSATED?

     Directors who are not also our employees participate in our 1992 Stock Option Plan for Non-Employee Directors, which was amended and restated on January 17, 2001. Under this plan, each continuing director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount not to exceed 10,000 shares of our common stock each year. Each newly-elected director who is not one of our salaried employees, at the discretion of the Compensation Committee of our Board of Directors, may be granted an option to purchase an amount not to exceed 20,000 shares of our common stock. Options may be granted at not less than 100% of the fair market value of our common stock on the date of grant, but must be at least the par value of the shares subject to the option. Options expire 10 years from the date of grant. Options granted pursuant to our 1992 Stock Option Plan for Non-Employee Directors are intended as nonqualified stock options.

     Effective January 2, 2002, we granted each non-employee director an option to purchase 10,000 shares of our common stock in return for service on our Board of Directors in 2002. The options have an exercise price of $55.88 and vested on the date of grant.

     All directors are reimbursed for reasonable travel and other expenses incurred in attending all meetings.

REPORT OF OUR COMPENSATION COMMITTEE

     Our Board of Directors has a standing Compensation Committee composed of four non-employee directors. The Compensation Committee is charged with the management and oversight of employee benefit plans approved by our Board of Directors, employment agreements approved by our Board of Directors and the compensation of all of our directors, officers and employees.

     The Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report or the performance graphs by reference therein.

     The Compensation Committee of our Board of Directors has furnished the following report on our executive compensation for fiscal 2001.

     What is our philosophy of executive officer compensation?

     Annual executive compensation is principally comprised of base salary, annual incentive cash and stock and stock option awards. It is our philosophy to pay our executive officers a fair base salary, not to exceed $200,000 per year, which is below market. The majority of an executive officer's compensation is allocated to the "at risk" portions of the annual incentives and long-term compensation. It is our philosophy that compensation of our executive officers and other key employees should be directly and materially tied to corporate financial performance and aligned with the interests of our stockholders. To achieve this objective, executive compensation is weighted toward cash incentives and long-term compensation payable on the basis of such financial and stock performance. Grants of stock options and restricted stock are the principal component of long-term executive compensation.

     Our executive compensation components are reviewed periodically by outside compensation consultants. The purpose of this review is to ensure that our total compensation package operates effectively, remains both reasonable and competitive with the energy industry, and is generally comparable to the compensation offered by companies of similar size and scope of our company.

     Our 1994 Long-Term Incentive Plan and our 1999 Stock Option Plan give the Compensation Committee the flexibility to grant stock options, both non-qualified and incentive, restricted stock awards, stock appreciation rights and other stock-based awards. The plans have permitted us to keep pace with changing developments in compensation and benefit programs, making us competitive with those companies that offer incentives to attract and retain employees. We currently plan to issue only non-qualified stock options and restricted stock to our executive officers, unless specific circumstances dictate otherwise.

How is our Chairman and Chief Executive Officer compensated?

     At his request, Mr. Kinder, our Chief Executive Officer and Chairman, receives $1 of base salary per year. Additionally, Mr. Kinder requested he receive no annual bonus, stock option grants or other compensation. He wishes to be rewarded strictly on the basis of stock performance which impacts his holdings of our common stock. Mr. William V. Morgan, our Vice Chairman, at his request, also receives $1 base salary per year.

     How are we addressing Internal Revenue Code limits on deductibility of compensation?

     Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation for our Chief Executive Officer and our additional five highest paid executive officers to $1,000,000 of cash compensation per year. If certain conditions are met, including the removal of discretion in determining individual rewards, compensation may be excluded from consideration of the $1,000,000 limit. Annual cash compensation of our individual executive officers has historically been below $1,000,000. The policy of the Compensation Committee to date is to establish and maintain a compensation program which maximizes the creation of long-term stockholder value by recognizing and rewarding performance that increases our value and complies with Section 162(m).

                           Compensation Committee
                           Ted A. Gardner, Chairman
                           William J. Hybl
                           Edward Randall, III
                           H. A. True, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee is or has been one of our officers or employees.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following performance graph compares the performance of our common stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Natural Gas Index for our last five fiscal years. The graph assumes that the value of the investment in our common stock and each index was $100 at December 31, 1996, and that all dividends were reinvested. Total net return to our stockholders in 2001 was 7.11 percent (7.11%), as compared to an average return of negative 11.89 percent (-11.89%) for the Standard & Poor's 500 Stock Index and of negative 56.84 percent (-56.84%) for the Standard & Poor's Natural Gas Index for the same period.

                        FIVE-YEAR CUMULATIVE TOTAL RETURN
             Based on investment of $100 beginning December 31, 1996
                            with dividends reinvested

                                  [LINE CHART]

                                          INDEXED RETURNS($)
                                             YEARS ENDING
                       BASE    ------------------------------------------
                      PERIOD
COMPANY/INDEX         DEC 96   DEC 97   DEC 98   DEC 99   DEC 00   DEC 01
-------------         ------   ------   ------   ------   ------   ------
KINDER MORGAN, INC.      100   140.96    97.21    83.91   218.26   233.78
S&P 500 INDEX            100   133.36   171.48   207.56   188.66   166.24
NATURAL GAS-500          100   117.99   129.47   154.15   270.49   116.75

COMPARISON OF CUMULATIVE TOTAL RETURN WITH OUR CURRENT MANAGEMENT

     The following performance graph compares the performance of our common stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Natural Gas Index from July 8, 1999 through December 31, 2001. July 8, 1999, was the date that the acquisition of Kinder Morgan (Delaware), Inc. was announced and it was proposed that our current management would operate our business following that transaction. The graph assumes that the value of the investment in our common stock and each index was $100 at July 8, 1999, and that all dividends were reinvested.

               CUMULATIVE TOTAL RETURN WITH OUR CURRENT MANAGEMENT Based on investment of $100 beginning July 8, 1999 with dividends reinvested

                                  [LINE CHART]

                                    INDEXED RETURNS($)
                                       YEARS ENDING
                        BASE     ------------------------
                       PERIOD
COMPANY/INDEX         8 JUL 99   DEC 99   DEC 00   DEC 01
-------------         --------   ------   ------   ------
KINDER MORGAN, INC.        100   167.53   435.79   466.77
S&P 500 INDEX              100   106.03    96.37    84.92
NATURAL GAS-500            100    93.12   163.40    70.53

                                     ITEM 1
                              ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     Our Board of Directors is currently divided into three classes, with the classes having three-year terms that expire in successive years. The current term of the directors in Class III expires at the annual meeting. Our Board of Directors proposes that the nominees listed below, all of whom are currently serving as Class III directors, be re-elected for a new term of three years and until their successors are duly elected and qualified.

     Each of the nominees has consented to serve a three-year term. If any of them becomes unavailable to serve as a director, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by our Board of Directors.

     Class III Directors

     The directors standing for election are:

WILLIAM V. MORGAN                                   Director since 1999 - Age 58

     Mr. Morgan was appointed to our Board of Directors upon completion of our acquisition of Kinder Morgan (Delaware), Inc. on October 7, 1999, as a designee of Morgan Associates, Inc., in accordance with a governance agreement entered into between Morgan Associates, Inc. and us. Mr. Morgan is Director and Vice Chairman of us, Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc. Mr. Morgan has served as Director and Vice Chairman of us since October 1999. Mr. Morgan has served as Director and Vice Chairman of Kinder Morgan Management, LLC since its formation in February 2001. Mr. Morgan has served as Vice Chairman of Kinder Morgan G.P., Inc. since February 1997. Mr. Morgan served as our President from October 1999 to July 2001. Mr. Morgan served as President of Kinder Morgan Management, LLC from February 2001 to July 2001. Mr. Morgan served as President of Kinder Morgan G.P., Inc. from February 1997 to July 2001. He served as President of Cortez Holdings Corporation, a pipeline investment company, from October 1992 through October 1999. On January 17, 2002, we announced that Mr. Morgan would transition to a non-executive role in April 2003. At that time, Mr. Morgan will retain his Vice Chairman title and remain an active board member, but he will be less involved in our day-to-day operations. Mr. Morgan is the father of Michael C. Morgan, President of Kinder Morgan, Inc., Kinder Morgan Management, LLC and Kinder Morgan G.P., Inc.

STEWART A. BLISS                                    Director since 1993 - Age 68

     Mr. Bliss was elected to his current term as a Class III director at the 1999 annual meeting. Mr. Bliss has been an independent Financial Consultant and Senior Business Advisor in Denver, Colorado for the past five years. Mr. Bliss served on the Board for the Colorado State Board of Agriculture, the Governing Board for the Colorado State University System, from 1993 to February 2001 and was President of the Board from 1999 to 2001. Mr. Bliss served as our Interim Chairman and Chief Executive Officer from July to October of 1999.

EDWARD RANDALL, III                                 Director since 1994 - Age 75

     Mr. Randall was elected to his current term as a Class III director at the 1999 annual meeting. For the past five years, Mr. Randall has been a private investor. Mr. Randall is also a director EOG Resources, Inc.

RECOMMENDATION

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL THREE NOMINEES FOR CLASS III DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

     Class I Directors

     The following Class I directors were elected at our special meeting of our Board of Directors on September 28, 1999 and our 2000 annual meeting for terms ending in 2003:

RICHARD D. KINDER                 Director since October 1999; also from 1998 to
                                                              June 1999 - Age 57

     Mr. Kinder was appointed to our Board of Directors upon completion of our acquisition of Kinder Morgan (Delaware), Inc. on October 7, 1999, as one of his own designees, in accordance with a governance agreement entered into between Mr. Kinder and us. Mr. Kinder has been the Chairman of our Board of Directors and Chief Executive Officer since October 7, 1999. In addition, Mr. Kinder has been a Director, the Chairman of the Board of Directors and Chief Executive Officer of our indirectly, wholly-owned subsidiaries, Kinder Morgan G.P., Inc., and Kinder Morgan Management, LLC since February 1997 and February 2001, respectively. Mr. Kinder is also a director of Transocean Sedco Forex Inc. and Baker Hughes Incorporated.

EDWARD H. AUSTIN, JR.                               Director since 1994 - Age 60

     Mr. Austin has served as a Director and Executive Vice President of Austin, Calvert & Flavin, Inc., an investment advisory firm based in San Antonio, Texas since August 1999. Prior to August 1999, Mr. Austin was a Vice President of Austin, Calvert & Flavin, Inc. Austin, Calvert & Flavin, Inc. is a wholly owned subsidiary of Waddell & Reed Financial, Inc.

WILLIAM J. HYBL                                     Director since 1988 - Age 59

     Mr. Hybl has been the Chairman, Chief Executive Officer and a Trustee of El Pomar Foundation, a charitable foundation based in Colorado Springs, Colorado for the past five years. Over the past five years, he has also served as a director of The Broadmoor Hotel, Inc., USAA, FirstBank Holding Company of Colorado, and Garden City Company. In 2001, he was appointed by President George
W. Bush and confirmed by the U.S. Senate as U.S. Representative to the 56th General Assembly of the United Nations.

TED A. GARDNER                                      Director since 1999 - Age 44

     Mr. Gardner was appointed to our Board of Directors upon completion of our acquisition of Kinder Morgan (Delaware), Inc. on October 7, 1999, as a designee of Mr. Kinder in accordance with a governance agreement entered into between Mr. Kinder and us. Mr. Gardner has been a Managing Partner of First Union Capital Partners (now Wachovia Capital Partners) and a Senior Vice President of First Union Corporation (now Wachovia Corporation) since 1990. Mr. Gardner is a director of Encore Acquisition Company, Beacon Industrial Group, COMSYS Holdings, Vanteon, Inc. and Belenos, Inc. Wheat First Union and First Union Securities, Inc., both affiliates of Wachovia Corporation and Wachovia Capital Partners, have provided our affiliates investment banking services.

     Class II Directors

     The following Class II Directors were elected at our 2001 annual meeting for terms ending in 2004:

CHARLES W. BATTEY                                   Director since 1971 - Age 70

     Mr. Battey has been an independent consultant and an active community volunteer based in Kansas City for the past five years. Mr. Battey is also a Director of SIT/KIM International Investment Associates, Inc. Mr. Battey was Chairman of our Board from 1989 to 1996, and our Chief Executive Officer from 1989 to 1994.

H. A. TRUE, III                                     Director since 1991 - Age 59

     Mr. True has been an owner and director of the True Companies, which are involved in energy, agriculture and financing, and based in Casper, Wyoming for the past 7 years. Mr. True is Vice Chairman of Midland Financial Corporation.

FAYEZ SAROFIM                                       Director since 1999 - Age 73

     Mr. Sarofim was appointed to our Board of Directors upon completion of our acquisition of Kinder Morgan (Delaware), Inc. on October 7, 1999, as a designee of Mr. Kinder in accordance with a governance agreement between Mr. Kinder and us. Mr. Sarofim has been President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm, since he founded it in 1958. Mr. Sarofim is a director of Unitrin, Inc. and Argonaut Group, Inc.

COMMITTEES

     How often did our Board meet during fiscal 2001?

     Our Board of Directors met seven times during fiscal 2001. Each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

     What committees has our Board established?

     Our Board of Directors has a standing Compensation Committee and Audit Committee.

     As of December 31, 2001, the following members of the Board of Directors were members of the Compensation and/or Audit Committees as indicated in the table below.

                      COMPENSATION     AUDIT
       NAME            COMMITTEE     COMMITTEE
       ----           ------------   ---------
Edward H. Austin                         *
Charles W. Battey                        *
Stewart A. Bliss                         **
Ted A. Gardner             **
William J. Hybl            *
Edward Randall, III        *             *
Fayez Sarofim                            *
H. A. True, III            *

----------

     *    Member

     **   Chair

     Compensation Committee. The Compensation Committee is charged with the management and oversight of employee benefit plans approved by our Board of Directors, employment agreements approved by our Board of Directors and the compensation of all of our directors, officers and employees. The Compensation Committee met three times during fiscal 2001.

     Audit Committee. The Audit Committee's functions are:

     o recommending to our Board of Directors the retention or discharge of our independent auditors;

     o reviewing and approving the engagement of independent auditors to conduct an audit of us, including the scope, extent and procedures of the audit and the fees to be paid therefor;

     o reviewing, in consultation with the independent auditors, the audit results and the auditors' proposed opinion letter or audit report and any related management letter;

     o    reviewing and approving our audited financial statements;

     o consulting with our independent auditors and management, together or separately, on the adequacy of our internal accounting controls and the review of the results thereof;

     o    reviewing the independence of our independent auditors;

     o supervising investigations into matters within the scope of the Audit Committee's duties; and

     o performing such other functions as may be necessary or appropriate in the efficient discharge of the Audit Committee's duties.

     The Audit Committee of our Board of Directors met two times during fiscal 2001. The Audit Committee adopted a written charter on April 20, 2000.

     Audit Matters

         Audit Fees. The aggregate fees billed by our auditors, PricewaterhouseCoopers LLP, for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in our Forms 10-Q for that fiscal year were $485,000.

         Financial Information Systems Design and Implementation Fees. For the year ended December 31, 2001, PricewaterhouseCoopers LLP did not perform any services for us relating to financial information systems design and implementation. Accordingly, we paid PricewaterhouseCoopers LLP no fees with respect to such services.

         All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2001, other than the services described above, were $744,400. These fees included $106,500 for services rendered in connection with public securities offerings, $421,800 for tax compliance services, $180,300 for outsourced internal audit services and $35,800 for all other services. PricewaterhouseCoopers LLP no longer provides internal audit services to us. These fees do not include $517,000 for services rendered to our consolidated subsidiary, Kinder Morgan Management, LLC, in connection with its initial public offering of its limited liability company shares in May 2001. Kinder Morgan Energy Partners, L.P. reimbursed Kinder Morgan Management, LLC this $517,000. The members of our Board of Directors' Audit Committee have considered whether, and believe that, the provision of these services by PricewaterhouseCoopers LLP was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     Report of Audit Committee

         Our Board of Directors' Audit Committee is comprised of four "independent" members, as defined under the listing standards of the New York Stock Exchange, and one additional member who is not considered "independent", because that member previously served as the Interim Chairman and Chief Executive Officer of Kinder Morgan, Inc. from July 1999 to October 1999. Our Board of Directors determined to appoint that additional member to the Audit Committee because of that member's background as a financial consultant and senior business advisor and the member's tenure with the Board of Directors since 1993. The Audit Committee acts under a written charter adopted and approved by the Board of Directors on April 20, 2000.

         The responsibilities of the Audit Committee include recommending to our Board of Directors an accounting firm to be engaged as independent accountants. In addition, the Audit Committee is responsible for recommending to our Board of Directors that the financial statements be included in the Annual Report to stockholders.

         In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
380), as may be modified or supplemented. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.

         Based on the review and discussions described in the above paragraph, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

         This report is respectfully submitted by the Audit Committee of the Board of Directors.

                           --------------------------
                           Stewart A. Bliss, Chairman
                           Edward H. Austin
                           Charles W. Battey
                           Edward Randall, III
                           Fayez Sarofim


                                     ITEM 2
                 PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF
             PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS

     We have selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has served as our independent auditors since November 22, 1999. Services provided to us and our subsidiaries by PricewaterhouseCoopers LLP in fiscal 2001 included the examination of our consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, services in connection with consultations on various tax, information services and business process matters.

     Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

RECOMMENDATION

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

     In the event stockholders do not ratify the appointment, the selection will be reconsidered by the Audit Committee and our Board of Directors.

                                     ITEM 3
                  STOCKHOLDER PROPOSAL RELATING TO THE ADOPTION
               OF AN INDEPENDENT BOARD NOMINATING COMMITTEE POLICY

         The International Brotherhood of Electrical Workers' Pension Benefit Fund of 1125 Fifteenth Street, N.W., Washington, D.C., is the holder of 4,200 shares of our common stock and has caused the following proposal to be included in this proxy statement. We are not responsible for the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in the Board of Directors' Statement in Opposition to Stockholder Proposal, which follows the stockholder proposal.

Stockholder Proposal

"Resolved, that the shareholders of Kinder Morgan, Inc. ("Company") hereby request that the Company's Board of Directors adopt an Independent Board Nominating Committee Policy that provides for a transition to a Nominating Committee composed entirely of independent directors as Nominating Committee openings occur. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

     o    Employed by the Company or an affiliate in an executive capacity;

     o Employed by a firm that is one of the Company's paid advisors or consultants;

     o    Employed by a significant customer or supplier;

     o Employed by a tax-exempt organization that receives significant contributions from the Company;

     o Paid by the Company pursuant to any personal services contract with the Company;

     o Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

     o    Related to a member of management of the Company.

STATEMENT OF SUPPORT: A board of director's nominating committee is charged with the role of selecting candidates for the corporation's board. The Board of Directors fulfills the vital function of hiring, monitoring, compensating, and, when necessary, replacing senior management. It participates with and oversees management as it first develops and then executes the corporation's strategic plans.

The nominating committee performs the important task of seeking out, interviewing and ultimately recommending new board nominees that will stand for election by the shareholders. The board nominating committee should be composed entirely of directors independent of management who can take the necessary actions to seek, nominate, and present new director candidates to the shareholders. The definition of "independent" director advanced in the resolution will ensure that those members of our Company's Nominating Committee will be totally independent of management and best able to undertake their responsibilities in developing an independent Board focused on the Company's long-term success.

Implementation of this resolution would strengthen the process by which director nominees are selected at our Company. At present, our Company has no Nominating Committee. The full Board of Directors determines nominees. The Board currently has ten directors, including William V. Morgan, Stewart A. Bliss and Richard D. Kinder, none of whom qualify as independent under the definition provided above.

As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company's long-term success."

                 OUR BOARD OF DIRECTORS' STATEMENT IN OPPOSITION
                             TO STOCKHOLDER PROPOSAL


         Our Board of Directors has considered this proposal and believes that it is not in the best interests of our stockholders. Contrary to the stockholder proposal, our Board of Directors believes that there is no correlation between the existence and composition of a Nominating Committee of the Board of Directors and our long-term success. Our Board of Directors believes that our current nomination process, in which our entire Board of Directors participates, is productive and in the best interests of our stockholders.

         Our Board of Directors believes that outside, independent directors can serve a valuable role on our Board of Directors and in the nomination process. Eight of the ten current members of our Board of Directors are outside directors, and seven of the ten are independent, as that term is defined in the stockholder proposal and under the rules of the New York Stock Exchange. Of the three directors who do not qualify as independent, only two of them, Mr. Richard
D. Kinder as Chairman and Chief Executive Officer and Mr. William V. Morgan as Vice Chairman, are currently our employees and/or executive officers. Messrs. Kinder and Morgan each receive $1.00 annually in total compensation for their services to us. Mr. Stewart A. Bliss, who served as the interim Chairman and Chief Executive Officer from July to October 1999, is no longer an executive officer of us or affiliated with us in any capacity other than as a director. Under the New York Stock Exchange rules, Mr. Bliss would be considered an independent director in October 2002, three years following the termination of his service as an executive officer of us.

         Our Board of Directors believes that the definition of "independent" in the stockholder proposal is significantly more restrictive than that prescribed by the New York Stock Exchange rules. Our Board of Directors believes that it is not in our best interests to adopt a more restrictive definition of "independent" to apply to a Nominating Committee, since adoption of the overly-restrictive definition would unnecessarily prevent the Board of Directors from appointing qualified independent directors to serve on such a committee. If a Nominating Committee were created in accordance with the stockholder proposal, our Chairman and Chief

Executive Officer and our Vice Chairman would be excluded from participating in the nomination process, thereby depriving the Board of Directors and us, as a whole, of their extensive knowledge and vast business experience in that process. The effect of the stockholder proposal would be to prevent two individuals, Richard D. Kinder and William V. Morgan, who together owned, as of January 31, 2002, approximately 23% of our outstanding common stock and who have the most comprehensive understanding of our business, from contributing their valuable expertise to the selection of candidates for our Board of Directors with the requisite qualifications and experience. Our Board of Directors believes this result is inappropriate and unlikely to result in any benefit to our stockholders.

         The affirmative vote of a majority of the shares of our common stock that are present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the stockholder proposal. Proxies will be voted against the stockholder proposal unless otherwise specified.

RECOMMENDATION

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL RELATING TO THE ADOPTION OF AN INDEPENDENT BOARD NOMINATING COMMITTEE POLICY.


                                  OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.


                             ADDITIONAL INFORMATION

Stockholder Proposals for the 2003 Annual Meeting

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of stockholders in 2003 may do so by following the procedures prescribed in Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at 500 Dallas, Suite 1000, Houston, TX 77002 no later than December 2, 2002.

     Stockholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2003 annual meeting, and stockholders of record who intend to submit nominations for directors at the 2003 annual meeting, must provide written notice. Such notice should be addressed to the Secretary and received at our principal executive offices not later than February 14, 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED APRIL 1, 2002. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     WE WILL PROVIDE WITHOUT CHARGE TO YOU UPON YOUR REQUEST, A COPY (WITHOUT EXHIBITS) OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU MAY ALSO OBTAIN COPIES OF EXHIBITS TO OUR FORM 10-K, BUT WE WILL CHARGE A REASONABLE FEE TO STOCKHOLDERS REQUESTING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO KINDER MORGAN, INC., ATTN: INVESTOR RELATIONS, 500 DALLAS, SUITE 1000, HOUSTON, TEXAS 77002.



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

[X] Please mark your votes as in this example.

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    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
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                        FOR    WITHHELD
Item 1.  Election of    [ ]       [ ]        Nominees:   01. William V. Morgan
         Directors                                       02. Stewart A. Bliss
                                                         03. Edward Randall, III

         For, except vote withheld
         from the following nominee(s):

         ------------------------------

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                                                      FOR     AGAINST   ABSTAIN
Item 2.  A proposal to ratify and approve the         [ ]       [ ]       [ ]
         selection of PricewaterhouseCoopers
         LLP as our independent auditors for 2002.

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      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3.
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                                                      FOR     AGAINST   ABSTAIN
Item 3.  Stockholder proposal relating to             [ ]       [ ]       [ ]
         the adoption of an independent
         board nominating committee policy.

                                                          Check this box
                  Check this box if you have     [ ]      if you want to  [ ]
                  comments or a change of address         attend and vote
                  and use the back of this card.          at the meeting.

                                             -----------------------------------

                                             -----------------------------------
                                             SIGNATURE(S)              DATE
                                             Note: Your signature should conform
                                                   with your name as printed
                                                   above.

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Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope

              KINDER MORGAN, INC. - ANNUAL MEETING - MAY 14, 2002

            KINDER MORGAN, INC. NOW OFFERS PHONE OR INTERNET VOTING
                         24 hours a day, 7 days a week

On a touch tone phone call toll-free 1-877-779-8683. You will hear these instructions.

o        Enter the last four digits from your social security number.

o Enter the control number from the box above, just below the perforation.

o        You will then have two options:

         OPTION 1:         To vote as the Board of Directors recommends on the
                           proposals; or

         OPTION 2:         To vote on the proposals separately.

o        Your vote will be repeated to you and you will be asked to confirm it.

Log onto the Internet and type http://www.eproxyvote.com/kmi

o        Have your proxy card ready and follow the instructions.

o        You will be able to elect to receive future mailings via the Internet.

Your electronic vote authorizes the proxies named on the reverse side of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

IF YOU HAVE VOTED BY PHONE OR INTERNET, PLEASE DO NOT RETURN THE PROXY CARD.

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              KINDER MORGAN, INC.

The undersigned, whose signature appears on the reverse, hereby appoints RICHARD D. KINDER and JOSEPH LISTENGART and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of KINDER MORGAN, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 14, 2002, and at any and all adjournments thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2 AND AGAINST ITEM 3. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments thereof. To vote by telephone or Internet, please see the reverse side of this card. To vote by mail, please sign and date this card on the reverse side, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

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  YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU
     CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP
                     THE COMPANY AVOID ADDITIONAL EXPENSES.


SEE REVERSE SIDE

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Detach Proxy Card Here If You Are Voting by Mail nd Return in Enclosed Envelope.


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